Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is executed as of May 21, 2020 between Belden Inc., a Delaware corporation (the “Company”), and John Stroup (the “Executive”).
W I T N E S S E T H:
WHEREAS, Executive is currently employed by the Company as President, Chief Executive Officer and Chairman of the Board;
WHEREAS, pursuant to the Company’s succession plan, the Company desires to appoint Executive to the position of Executive Chairman and Executive desires to accept such promotion;
WHEREAS, the Company and Executive desire to enter into the Agreement to set forth the terms of Executive’s continuing employment with the Company;
NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.POSITION/DUTIES.
(a) Executive shall serve as the Company’s Executive Chairman.
(b) Executive shall use his best efforts to perform faithfully and efficiently the duties and responsibilities assigned to Executive hereunder and devote substantially all of Executive’s business time to the performance of Executive’s duties with the Company; provided, the foregoing shall not prevent Executive from participating in charitable, civic, educational, professional or community affairs so long as such activities do not materially interfere with the performance of Executive’s duties hereunder or create a potential business conflict or the appearance thereof.
(c) Executive currently resides in St. Louis, Missouri and travels to other locations, as required to perform his duties.
2. TERM OF AGREEMENT. This Agreement shall be effective on the date hereof (the “Effective Date”) and shall end on the first anniversary of the Effective Date. The term of this Agreement may be extended thereafter for successive one (1) year periods by mutual agreement in writing by the Company and Executive. The initial term of this Agreement, as it may be extended from year to year thereafter, is herein referred to as the “Term.” If Executive remains employed by the Company beyond the expiration of the Term, he shall be an employee at-will; except that any provisions identified as surviving shall continue. In all events hereunder, Executive’s employment is subject to earlier termination pursuant to Section 7 hereof, and upon such earlier termination the Term shall be deemed to have ended.

3. BASE SALARY. As of the Effective Date, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $500,000 payable in accordance with the regular payroll practices of the Company. Executive’s Base Salary shall be subject to annual review by the Company’s Board of Directors (or a committee thereof) and may be increased from time to time by the Board (or a committee thereof). The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.
4. ANNUAL CASH INCENTIVE. Executive shall be eligible to participate in the Company’s management cash incentive plan and any successor annual cash plans. Executive shall have the opportunity to earn an annual target cash incentive, measured against performance criteria to be determined by the Company’s Board (or a committee thereof) having a target value of not less than 125% of Base Salary.
5. STOCK OWNERSHIP. Executive shall continue to be subject to, and shall comply with, the stock ownership guidelines of the Company as may be in effect from time to time.
6. EMPLOYEE BENEFITS. As of the Effective Date:
(a) BENEFIT PLANS. Executive shall be entitled to participate in all employee benefit plans of the Company including, but not limited to, relocation policy, equity, pension, thrift, profit sharing, medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives in accordance with the terms of such plans and programs.
(b) VACATION. Executive shall be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives.
(c) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of Executive’s duties hereunder.
(d) CERTAIN AMENDMENTS. Nothing herein shall be construed to prevent the Company from amending, altering, terminating or reducing any plans, benefits or programs.
7. TERMINATION. Executive’s employment and the Term shall terminate on the first of the following, if any during the Term, to occur:
(a) DISABILITY. Upon written notice by the Company to Executive of termination due to Disability, while Executive remains Disabled. For purposes of this Agreement, “Disability” shall have the meaning defined under the Company’s then-current long-term disability insurance plan in which Executive participates.
(b) DEATH. Automatically on the date of death of Executive.

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(c) CAUSE. Immediately upon written notice by the Company to Executive of a termination of Executive’s employment for Cause. “Cause” shall mean:
(i) Executive’s willful and continued failure to perform substantially his duties owed to the Company or its affiliates after a written demand for substantial performance is delivered to him specifically identifying the nature of such unacceptable performance, which is not cured by Executive within a reasonable period, not to exceed thirty (30) days;
(ii) Executive is convicted of (or pleads guilty or no contest to) a felony or any crime involving moral turpitude; or
(iii) Executive has engaged in conduct that constitutes gross misconduct in the performance of his employment duties.
An act or omission by Executive shall not be “willful” if conducted in good faith and with Executive’s reasonable belief that such conduct is in the best interests of the Company.
(d) GOOD REASON. Upon written notice by Executive to the Company of a voluntary termination of Executive’s employment at any time during a Protection Period (defined in Section 10 below), for Good Reason. “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following events during a Protection Period:
(i) Executive’s Base Salary or annual target cash incentive opportunity is materially reduced;
(ii) Executive’s duties or responsibilities are negatively and materially changed in a manner inconsistent with Executive’s position (including status, offices, titles, and reporting responsibilities) or authority; or
(iii) The Company requires Executive’s principal office to be relocated more than 50 miles from its location as of the date immediately preceding the Change in Control.
Prior to any termination by Executive for “Good Reason,” he shall provide the Board not less than thirty (30) nor more than ninety (90) days’ notice, with specificity, of the grounds constituting Good Reason and an opportunity within such notice period for the Company to cure such grounds. The notice shall be given within ninety (90) days following the initial existence of grounds constituting Good Reason for such notice and subsequent termination, if not so cured above, to be effective.
(e) VOLUNTARY TERMINATION FOR ANY REASON (WITHOUT GOOD REASON DURING A PROTECTION PERIOD). Upon at least thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment (i) for any reason prior to or after a Protection Period or (ii) without Good Reason during a Protection Period, in either case which the Company may, in its sole discretion, make effective earlier than any termination date set forth in such notice.

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8. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to Executive shall be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates, it being understood that any Long-Term Awards (as defined in Section 11 hereof) shall be treated as addressed in Section 11 hereof. Upon termination of Executive’s employment, the following amounts and benefits shall be due to Executive:
(a) DEATH; DISABILITY. If Executive’s employment terminates due to Executive’s death or Disability, then the Company shall pay or provide Executive (or the legal representative of his estate in the case of his death) with:
(i) (A) any accrued and unpaid Base Salary through the date of termination and any accrued and unused vacation in accordance with Company policy; and (B) reimbursement for any unreimbursed expenses, incurred and documented in accordance with applicable Company policy, through the date of termination (collectively, “Accrued Obligations”);
(ii) Any unpaid cash incentive award earned with respect to any fiscal year ending on or preceding the date of termination, payable when annual cash incentives are paid generally to senior executives for such year;
(iii) A pro-rated annual cash incentive award for the fiscal year in which such termination occurs, the amount of which shall be based on actual performance under the applicable annual cash incentive plan and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, which pro-rated cash incentive award shall be paid when awards are paid generally to senior executives for such year;
(iv) Any disability insurance benefits, or life insurance proceeds, as the case may be, as may be provided under the Company plans in which Executive participates immediately prior to such termination; and
(b) VOLUNTARY TERMINATION (INCLUDING VOLUNTARY TERMINATION WITHOUT GOOD REASON DURING A PROTECTION PERIOD); INVOLUNTARY TERMINATION WITHOUT CAUSE AT OR AFTER AGE 65; INVOLUNTARY TERMINATION FOR CAUSE.
(i) If Executive’s employment should be terminated (i) by Executive for any reason at any time other than during a Protection Period, or (ii) by Executive without Good Reason during a Protection Period, then the Company shall pay to Executive any Accrued Obligations in accordance with Section 8(a)(i).
(ii) If Executive’s employment is terminated by the Company without Cause and other than for Disability at or after Executives’ attainment of age 65, the Company shall pay to Executive any Accrued Obligations in accordance with Section 8(a)(i).

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(iii) If Executive’s employment is terminated by the Company for Cause, the Company shall pay to Executive any Accrued Obligations in accordance with Section 8(a)(i).
(c) END OF TERM. At the end of the Term, the Company shall pay or provide Executive with:
(i) Executive’s Accrued Obligations, payable in accordance with Section 8(a)(i); and
(ii) A pro-rated annual cash incentive for the fiscal year in which the Term ends, the amount of which shall be based on actual performance under the applicable annual cash incentive plan and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, which pro-rated annual cash incentive award shall be paid when awards are paid generally to senior executives for such year.
9. CONDITIONS. Any payments or benefits made or provided to Executive pursuant to any subsection of Section 8, other than Accrued Obligations, are subject to Executive’s:
(a) compliance with the provisions of Section 12 hereof;
(b) delivery to the Company of an executed Agreement and General Release (the “General Release”), which shall be substantially in the form attached hereto as Exhibit A within twenty-one (21) days after presentation thereof by the Company to Executive (or forty-five (45) days after presentation thereof by the Company to Executive, in the event of an exit incentive or other employment termination program); and
(c) delivery to the Company of a resignation from all offices, directorships and fiduciary positions held by Executive with the Company, its affiliates and employee benefit plans.
Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Obligations) shall not be payable until after the expiration of any statutory revocation period applicable to the General Release without Executive having revoked such General Release, and, subject to the provisions of Section 21 hereof, any such amounts shall be paid to Executive within thirty (30) days thereafter. Notwithstanding the foregoing, Executive shall be entitled to any Accrued Obligations, payable without regard for the conditions of this Section 9.
10. CHANGE IN CONTROL; EXCISE TAX.
(a) CHANGE IN CONTROL. A “Change in Control” of the Company shall be deemed to have occurred if any of the events set forth in any one of the following subparagraphs shall occur:
(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under

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the Exchange Act) of more than 50% of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (1) and (2) of subsection (iii) of this definition;
(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;
(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) and in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(b) QUALIFYING TERMINATION. If, prior to Executive’s attainment of age 65, Executive’s employment is involuntarily terminated by the Company without Cause (and other than due to his Disability) or is voluntarily terminated by Executive for Good Reason, in either case only during the period commencing on the occurrence of a Change in Control of the Company and ending on the second anniversary of date of the Change in Control (“Protection Period”), then the Company shall pay or provide Executive with:

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(i) Executive’s Accrued Obligations, payable in accordance with Section 8(a)(i);
(ii) Any unpaid annual cash incentive award earned with respect to any fiscal year ending on or preceding the date of termination, payable when awards are paid generally to senior executives for such year;
(iii) A pro-rated annual cash incentive for the fiscal year in which such termination occurs, the amount of which shall be based on target performance and a fraction, the numerator of which is the number of days elapsed during the performance year through the date of termination and the denominator of which is 365, which pro-rated annual cash incentive award shall be paid when awards are paid generally to senior executives for such year;
(iv) A lump sum severance payment in the aggregate amount equal to the product of (A) the sum of (1) Executive’s highest Base Salary during the Protection Period plus (2) his annual target annual cash incentive award multiplied by (B) two (2); provided, unless the Change in Control occurring on or preceding such termination also meets the requirements of Section 409A(a)(2)(A)(v) and Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision) thereunder (a “409A Change in Control”), the amount payable to Executive under this subparagraph (iv) shall be paid to Executive in equal semi-monthly payroll installments over a period of twenty-four (24) months, not in a lump sum, to the extent necessary to avoid the application of Section 409A(a)(1)(A) and (B);
(v) Subject to Executive’s continued co-payment of premiums, continued participation for two (2) years in the Company’s medical benefits plan which covers Executive and his eligible dependents upon the same terms and conditions (except for the requirements of Executive’s continued employment) in effect for active employees of the Company. In the event Executive obtains other employment that offers substantially similar or more favorable medical benefits, such continuation of coverage by the Company under this subsection shall immediately cease. The continuation of health benefits under this subsection shall reduce the period of coverage and count against Executive’s right to healthcare continuation benefits under COBRA; and
(vi) Payments falling under Section 10(b)iv shall, if to be paid in a lump sum pursuant to such section, be paid within ten (10) business days after the Executive’s termination of employment.
(c) EXCISE TAX. If it is determined that any amount, right or benefit paid or payable (or otherwise provided or to be provided) to the Executive by the Company or any of its affiliates under this Agreement or any other plan, program or arrangement under which Executive participates or is a party, other than amounts payable under this Section 10(c), (collectively, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), then the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount if and only if the Accounting Firm determines that the reduction will provide Executive with a greater Net After Tax Amount than Executive would realize without any reduction. No reduction shall be made, and Executive will be entitled to receive all of the

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Payments, unless the reduction would provide Executive with a greater Net After Tax Amount. For purposes of this Agreement:
(i) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of all Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code.
(ii) The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(iii) The “Net After Tax Amount” means the amount of the Payments or the Reduced Amount, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any state or local income taxes applicable to Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Payments or the Reduced Amount.
        If any Payments are reduced under this Section 10(c), then the Payments shall be reduced on a nondiscretionary basis in such a way to minimize the reduction in economic value deliverable to Executive. Where more than one Payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.
        As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 10(c), it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed under this Section 10(c) (“Overpayments”), or that additional amounts should be paid or distributed to Executive under this Section 10(c) (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to the Company, without interest; provided, however, that repayment will not be required unless, and then only to the extent that, the repayment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify Executive and the Company of that determination and the amount of that Underpayment will be paid to Executive by the Company.
        All determinations under this Section 10(c) shall be made by an independent certified public accounting firm selected by the Company and agreed to by Executive immediately prior to any Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and Executive within ten days of the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 10(c) shall be borne solely by the Company.

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11. LONG-TERM AWARDS. All of Executive’s stock options, stock appreciation rights, restricted stock units, performance share units and any other long-term incentive awards granted under any long-term incentive plan of the Company, whether granted before or after the Effective Date (collectively “Long-Term Awards”), shall remain in effect in accordance with their terms and conditions, including with respect to the consequences of the termination of Executive’s employment or a change in control, and shall not be in any way amended, modified or affected by this Agreement. It is expressly agreed that Executive will be eligible for retirement treatment under the terms of the Long Term Awards at the end of the Term.

12. EXECUTIVE COVENANTS.
(a) CONFIDENTIALITY.
(i) Executive agrees that Executive shall not, commencing on the date hereof and at all times thereafter, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s employment and for the benefit of the Company, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) has been independently developed or disclosed by others. Notwithstanding the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.
(ii) Nothing in this Agreement is intended to or will be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law.
(iii) Notwithstanding anything herein to the contrary, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, as long as Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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(b) NONSOLICITATION. Commencing on the date hereof, and continuing during Executive’s employment with the Company and for the twelve (12) month period following termination of Executive’s employment for any reason (or a twenty-four (24) month post-employment period in the event of a termination of Executive’s employment for any reason at any time during a Protection Period) (“Restricted Period”), Executive agrees that Executive shall not, without the prior written consent of the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the six (6) months preceding Executive’s termination of employment an employee, representative, officer or director of the Company; (ii) take any action to encourage or induce any employee, representative, officer or director of the Company to cease their relationship with the Company for any reason; or (iii) knowingly solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.
(c) NONCOMPETITION. Executive acknowledges that Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Restricted Period, Executive agrees that Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date at any time during the twelve (12)-month period ending with the date of termination for any reason, in any locale of any country in which the Company conducts business. This Section 12(c) shall not prevent Executive from owning not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.
(d) NONDISPARAGEMENT. Each of Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 12(d). Executive’s provision shall also not cover normal competitive statements which do not cite Executive’s employment by the Company.
(e) RETURN OF COMPANY PROPERTY AND RECORDS. Executive agrees that upon termination of Executive’s employment, for any cause whatsoever, Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or

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confidential information of the Company or any operational, financial or other documents given to Executive during Executive’s employment with the Company.
(f) COOPERATION. Executive agrees that, following termination of Executive’s employment for any reason, Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which Executive was involved during Executive’s employment, including any litigation. The Company shall compensate Executive for reasonable expenses incurred in connection with such cooperation and assistance.

(g) ASSIGNMENT OF INVENTIONS. Executive will promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by Executive, or under which Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or jointly with others, which have arisen or may arise out of Executive’s employment, or relate to any matters pertaining to, or useful in connection therewith, the business or affairs of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. Any such Inventions disclosed to anyone by Executive within one (1) year after the termination of employment for any cause whatsoever shall be deemed to have been made or conceived by Executive during the Term. As to all such Inventions, Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.
(h) EQUITABLE RELIEF AND OTHER REMEDIES. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 12 would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.
(i) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be

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modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
(j) SURVIVAL OF PROVISIONS. The obligations of Executive set forth in this Section 12 shall survive the termination of Executive’s employment by the Company and the termination or expiration of this Agreement and shall be fully enforceable thereafter.
13. NO ASSIGNMENTS.
(a) This Agreement is personal to each of the parties hereto. Except as provided in Section 13(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.
(b) The Company shall assign this Agreement to any successor to all or substantially all of the business or assets of the Company provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to Executive.
14. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:
John Stroup
11229 Hunters Pond Road
St. Louis, Missouri 63141

If to the Company:
 Belden Inc.  One North Brentwood
15th Floor
St. Louis, Missouri 63105
Attn: General Counsel
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the

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interpretation of this Agreement. In the event of any inconsistency between this Agreement and any other agreement (including but not limited to any option, long-term incentive or other equity award agreement), plan, program, policy or practice of the Company, the terms of this Agreement shall control.
16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
17. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 12(h) hereof or damages for breach of Section 12, shall be arbitrated pursuant to the Delaware Rapid Arbitration Act, 10 Del. C. § 5801, et seq. (the “DRAA”).  The arbitration shall be conducted in accordance with the Model Rules for Arbitration under the DRAA then in effect provided, however, that the parties may agree to modify or reject certain rules or adopt new or different rules to govern the arbitration.  The single arbitrator shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected by the Court of Chancery of Delaware.  The arbitrator will have the authority to permit discovery, issue subpoenas and commissions for the taking of depositions, and to follow the procedures that he or she determines to be appropriate.  The arbitration hearing shall be conducted in St. Louis, Missouri.  The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages.  The decision of the arbitrator will be final and binding upon the parties hereto.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Each party shall bear its own legal fees and costs associated with the Arbitration and equally divide the filing fees, fees and expenses of the arbitrator.  Any challenge to the final award of the arbitrator shall be brought before the Supreme Court of the State of Delaware within the time frame provided in the DRAA, and pursuant to the Rules of such Court.
18. INDEMNIFICATION; LIABILITY INSURANCE. The Company and Executive shall enter into the Company’s standard form of indemnification agreement governing his conduct as an officer and director of the Company.
19. AMENDMENTS; WAIVER. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
20. ENTIRE AGREEMENT; MISCELLANEOUS. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles. The descriptive headings in this Agreement are inserted for convenience of reference only and are not

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intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation and of the word “or” shall be inclusive and not exclusive.
21. CODE SECTION 409A.
(a) It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this interest, anything to the contrary herein notwithstanding, no amounts shall be payable to Executive before such time as such payment fully complies with the provisions of Section 409A and, to the extent that any regulations or other guidance issued under Section 409A after the date of this Agreement would result in Executive being subject to payment of interest and tax penalty under Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Section 409A.

(b) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Section 409A, (i) all such reimbursements shall be made within a commercially reasonable time after presentation of appropriate documentation but in no event later than the end of the year immediately following the year in which Executive incurs such reimbursement expenses, (ii) no such reimbursements or in-kind benefits will affect any other costs or expenses eligible for reimbursement, or any other in-kind benefits to be provided, in any other year and (iii) no such reimbursements or in-kind benefits are subject to liquidation or exchange for another payment or benefit.
(c) Without limiting the discretion of either the Company or the Executive to terminate the Executive’s employment hereunder for any reason (or no reason), solely for purposes of compliance with 409A a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h) (applying the 20% default post-separation limit thereunder)) as an employee and, for purposes of any such provision of this Agreement, references to a “termination” or “termination of employment” shall mean separation from service as an employee and such payments shall thereupon be made at or following such separation from service as an employee as provided hereunder.
(d) Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A of the Code, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until six months after Executive’s date of termination of employment. Lump sum payments will be made as soon as administratively practicable following the six-month delay. Any installments otherwise due during the six-month delay will be paid in a lump sum

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as soon as administratively practicable following the six-month delay, and the remaining installments will be paid in accordance with the original schedule. Any payments that are postponed pursuant to the this paragraph shall accrue interest at an annual rate (compounded monthly) equal to the short-term applicable federal rate (as in effect under Section 1274(d) of the Code on the last day of the Executive’s employment) plus 100 basis points, which interest shall be paid at the same time as the postponed payment following the end of the applicable six-month period.
(e) For purposes of Section 409A of the Code, the right to a series of installment payments shall be treated as a right to a series of separate payments. Each separate payment in the series of separate payments shall be analyzed separately for purposes of determining whether such payment is subject to, or exempt from compliance with, the requirements of Section 409A.
(f) The Company makes no representations or warranties that the payments provided under the Agreement comply with, or are exempt from, Section 409A of the Code, and in no event shall the Company be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

22. FULL SETTLEMENT. Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against Executive. In no event shall Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of employment by another employer, except as set forth in this Agreement.
23. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
24. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. Neither Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.
25. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

BELDEN INC. By: /s/ David J. Aldrich David J. Aldrich Compensation Committee Chair
By: /s/ John Stroup John Stroup

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EXHIBIT A
GENERAL RELEASE OF ALL CLAIMS
        This General Release of all Claims (“General Release”) is entered into by the undersigned (“Executive”) in connection with Executive’s separation from service with Belden Inc. (the “Company”).
WHEREAS Executive and the Company previously entered into that certain Executive Employment Agreement dated May 21, 2020 (the “Employment Agreement”);
WHEREAS Executive’s employment has terminated; and
WHEREAS Executive desires to release all claims arising from Executive’s employment and the termination of Executive’s employment, in accordance with the Employment Agreement.
NOW, THEREFORE, in consideration of the premises, mutual promises, and agreements of the parties set forth in this General Release, and other good and valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, and intending to be legally bound, Executive agrees as follows:
1. Claims Released by Executive and Releasers. Executive, for himself, his heirs, administrators, legal representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company, the Company’s subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company or any of its affiliates or the termination of Executive’s employment. The foregoing release, discharge, and waiver includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, including but not limited to:
(a) any claims under the Employment Agreement;
(b) and any claims under any stock option and restricted stock units agreements between Executive and the Company;
(c) claims for wrongful or retaliatory discharge, lost or unpaid wages, compensation or benefits, breach of contract, libel, slander, defamation or intentional or negligent infliction of emotional distress, assault, battery, constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, or breach of fiduciary duty;
(d) claims to vacation or paid time off or compensation under any bonus, severance, workforce reduction, outplacement or any other similar plan sponsored by the Company; and

(e) claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the WARN Act, the Rehabilitation Act of 1973.
By referencing the laws above, the Company does not admit to coverage of the Releasees under any of these laws.
2. Settlement, Accord, Satisfaction and Covenant Not to Sue. Executive acknowledges that this General Release constitutes a full settlement, accord and satisfaction of all claims covered by the provisions of Section 1. Executive agrees never to sue Releasees in or file a complaint or claim against any of the Releasees in any court of law based on any claim covered by the language in Section 1, whether known or unknown at the time of execution. Executive also agrees to waive the right to receive future monetary recovery directly from the Company or the Releasees, including Company payments that result from any complaints or EEOC charges that Executive files with any governmental agency (including the Equal Employment Opportunity Commission) or that are filed on Executive’s behalf, but Executive understands that this General Release does not impact Executive’s ability to receive and retain an award from a government-administered whistleblower award program for providing information directly to a government agency.
3. Claims Not Released by Executive and Releasers. Notwithstanding the foregoing, it is understood by the parties that Executive is not releasing:
(a) any claims that may arise after the date Executive signs this General Release or under the terms of this General Release;
(b) any claims of indemnification under the Employment Agreement or a separate indemnification agreement with the Company or rights of coverage under directors’ and officers’ liability insurance;
(c) any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies (except that Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf); or
(d) claims to any vested benefits that Executive already is entitled to receive under any of the Company’s employee benefit plans, or any right Employee has to benefits under workers’ compensation laws, unemployment compensation laws or the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
4. Executive acknowledges, agrees and affirms that he is subject to certain post-employment covenants pursuant to Section 12 of the Employment Agreement, which covenants survive the termination of his employment and the execution of this General Release.

5. Executive acknowledges and recites that:
(a) Executive has executed this General Release knowingly and voluntarily;
(b) Executive has read and understands this General Release in its entirety;
(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;
(d) Executive’s execution of this General Release has not been coerced by any employee or agent of the Company; and
(e) Executive has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.
6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Delaware, except for the application of pre-emptive Federal law.
7. Executive shall have seven (7) days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in Section 14 of the Employment Agreement, upon which revocation this General Release shall be unenforceable and null and void and in the absence of such revocation this General Release shall be binding and irrevocable by Executive.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:   , 20__      EXECUTIVE:

John Stroup